EXHIBIT 99.(a)(1)                                                 EXHIBIT (a)(1)

                                      TENDER OFFER
                          OFFER TO PURCHASE FOR CASH UP TO 678
                         UNITS OF LIMITED PARTNERSHIP INTEREST
                                           OF
                       DAVIDSON DIVERSIFIED REAL ESTATE III, L.P.
                                           AT
                                    $1,600 PER UNIT
                           ERP OPERATING LIMITED PARTNERSHIP
                                   (THE "PURCHASER")

--------------------------------------------------------------------------------
 THE OFFER, WITHDRAWAL RIGHTS AND PRORATION PERIOD WILL EXPIRE AT 4:00 P.M.,
   CENTRAL STANDARD TIME, ON DECEMBER 30, 1999, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

    ERP OPERATING LIMITED PARTNERSHIP (the "Purchaser") hereby seeks to acquire units of limited partnership interest and the rights attendant to the Litigation as hereinafter defined (the "Units") in DAVIDSON DIVERSIFIED REAL ESTATE III, L.P., a Delaware limited partnership (the "Partnership"). The Purchaser is not affiliated with the Partnership or its general partner (the "General Partner"). The Purchaser hereby offers to purchase up to 678 Units at a purchase price equal to $1,600 per Unit (the "Offer Price"), less the amount of any distributions declared or made with respect to the Units between November 15, 1999 and December 30, 1999, or such other date to which this Offer may be extended (the "Expiration Date"), in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase (the "Offer to Purchase") dated December 2, 1999 (the "Offer Date") and in the related Letter of Transmittal, as each may be supplemented or amended from time to time (which together constitute the "Offer"). The 678 Units sought pursuant to the Offer represent 67% of the Units outstanding as of December 31, 1998. The Purchaser and its affiliates currently do not own any Units. If all of the Units sought hereunder are purchased, the Purchaser would hold 67% of the outstanding Units.

    Holders of Units (the "Unitholders") are urged to consider the following factors:

    - The Offer Price of $1,600 per Unit exceeds the offer price for the Units previously made by AIMCO Properties, L.P., the parent corporation of the General Partner, by $277.84 per Unit except for any legal fees, costs and expenses Unitholders may be required to pay in connection with the Litigation. The Purchaser is making the Offer for investment purposes and with the intention of making a profit from the ownership of the Units. In establishing the purchase price of $1,600 per Unit, the Purchaser is motivated to establish the lowest price which might be acceptable to Unitholders consistent with the Purchaser's objectives. There is no public market for the Units, and neither the Unitholders nor the Purchaser has any accurate means for determining the actual present value of the Units. In addition, each Unitholder may have certain rights and claims under the class and derivative action litigation entitled ROSALIE NUANES, ET AL. V. INSIGNIA FINANCIAL GROUP, ET AL. (the "Litigation"). The Purchaser will acquire with the purchase of the Units each Unitholder's rights and claims, if any, under the Litigation. Although there can be no certainty as to the actual present value of the Units, the Purchaser has estimated, solely for the purposes of determining an acceptable Offer price, that the Units could have an estimated value of $1,600 per Unit. It should be noted, however, that the Purchaser has not made an independent appraisal of the Units or the Partnership's properties. Accordingly, there can be no assurance that this estimate accurately reflects an approximate value of the Units or that the actual amounts which may be realized by Unitholders may not vary substantially from this estimate. A Unitholder may receive more value if it retains its Units until the Partnership is liquidated.

    - A tendering Unitholder will not be required to pay any expenses, except any personal income tax on the sale of tendered Units, if any, in connection with the tendering of Units to the Purchaser. The Purchaser will pay any and all other fees, commissions, charges and expenses incurred in connection with the Offer.

    - Unitholders who tender their Units will give up the opportunity to participate in any future benefits from the ownership of Units, including potential future distributions by the Partnership, and the purchase price per Unit payable to a tendering Unitholder by the Purchaser may be less than the total amount which might otherwise be received by the Unitholder with respect to the Unit over the remaining term of the Partnership.

    - The Purchaser is not affiliated with the Partnership or the General Partner. However, as a result of consummation of the Offer, the Purchaser may be in a position to significantly influence all Partnership decisions on which Unitholders may vote including, but not limited to, the removal of the General Partner, most amendments to the partnership agreement and the sale of all or substantially all of the Partnership's assets. The Purchaser will vote the Units acquired in the Offer in its own interest, which may be different from or in conflict with the interests of the remaining Unitholders.

    THE OFFER TO PURCHASE IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF UNITS BEING TENDERED. IF, AS OF THE EXPIRATION DATE, MORE THAN 678 UNITS ARE VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN, THE PURCHASER WILL ONLY ACCEPT FOR PURCHASE ON A PRO RATA BASIS 678 UNITS, SUBJECT TO THE TERMS AND CONDITIONS HEREIN.

    The Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time: (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Units; (ii) upon the occurrence of any of the conditions specified in
Section 14 of the Offer to Purchase, to terminate the Offer and not accept for payment any Units not theretofore accepted for payment or paid for, or to delay the acceptance for payment of, or payment for, any Units not theretofore accepted for payment or paid for; and (iii) to amend the Offer in any respect. Notice of any such extension, termination or amendment will promptly be disseminated to Unitholders in a manner reasonably designed to inform Unitholders of such change in compliance with Rule 14d-4(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In the case of an extension of the Offer, such extension will be followed by a press release or public announcement which will be issued no later than 9:00 a.m., central standard time, on the next business day after the scheduled Expiration Date, in accordance with Rule 14e-1(d) under the Exchange Act.

December 2, 1999

                                   IMPORTANT

    Any Unitholder desiring to tender any or all of such Unitholder's Units should complete and sign the Letter of Transmittal (a copy of which is enclosed with this Offer to Purchase, printed on blue paper) in accordance with the instructions in the Letter of Transmittal and mail, deliver or telecopy the Letter of Transmittal and any other required documents to MMS Escrow and Transfer Agency, Inc. (the "Depositary") at the address or facsimile number set forth below.

By Hand or Overnight Courier:          By Mail:
MMS Escrow and Transfer Agency, Inc.   MMS Excrow and Transfer Agency, Inc.
1845 Maxwell St., Suite 101            P.O. Box 7090
Troy, MI 48084                         Troy, MI 48007-7090

    By Facsimile: (248) 614-4536

    Please call the Depositary with any questions at (888) 292-4264.

    Questions or requests for assistance or additional copies of this Offer to Purchase or the Letter of Transmittal may be directed to the Purchaser at (312) 474-1300.

    NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION OR ANY REPRESENTATION ON BEHALF OF THE PURCHASER OR TO PROVIDE ANY INFORMATION OTHER THAN AS CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL. NO SUCH
RECOMMENDATION, INFORMATION OR REPRESENTATION MAY BE RELIED UPON AS HAVING BEEN AUTHORIZED.

    The Partnership is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is required to file reports and other information with the Securities and Exchange Commission (the "Commission") relating to its business, financial condition and other matters. Such reports and other information are available on the Commission's electronic data gathering and retrieval (EDGAR) system, at its internet web site at HTTP://WWW.SEC.GOV, and may be inspected at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and are available for inspection and copying at the regional offices of the Commission located in Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Room of the Commission in Washington, D.C. at prescribed rates.

    The Purchaser has filed with the Commission a Tender Offer Statement on
Schedule 14D-1 (including exhibits) pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer. Such statement and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the offices of the Commission in the manner specified above.

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
INTRODUCTION................................................      5

TENDER OFFER................................................      7

Section  1.  Terms of the Offer.............................      7

Section  2.  Proration; Acceptance for Payment and Payment
  for Units.................................................      7

Section  3.  Procedures for Tendering Units.................      8

Section  4.  Withdrawal Rights..............................     10

Section  5.  Extension of Tender Period; Termination;
  Amendment.................................................     11

Section  6.  Certain Federal Income Tax Consequences........     11

Section  7.  Effects of the Offer...........................     13

Section  8.  Background and Reasons for the Offer...........     15

Section  9.  Future Plans...................................     18

Section 10.  The Business of the Partnership................     18

Section 11.  Conflicts of Interest..........................     19

Section 12.  Certain Information Concerning the Purchaser...     19

Section 13.  Source of Funds................................     20

Section 14.  Conditions of the Offer........................     20

Section 15.  Certain Legal Matters..........................     21

Section 16.  Fees and Expenses..............................     23

Section 17.  Dissenters' Rights.............................     23

Section 18.  Miscellaneous..................................     23

SCHEDULE I--THE PURCHASER AND THE RESPECTIVE PRINCIPALS OF
  ITS GENERAL PARTNER.......................................     24

                                  INTRODUCTION

    The Purchaser hereby offers to purchase up to 678 Units at a purchase price of $1,600 per Unit, less the amount of any distributions declared or paid with respect to the Units between November 15, 1999 and the Expiration Date (the "Offer Price"), in cash, without interest, upon the terms and subject to the conditions set forth in the Offer. Unitholders who tender their Units will not be obligated to pay any Partnership transfer fees, or any other fees, expenses or commissions in connection with the tender of Units. The Purchaser will pay all such costs and all charges and expenses of the Depositary in connection with the Offer.

       Unitholders are urged to consider the following factors:

    - The Offer Price of $1,600 per Unit exceeds the offer price for the Units previously made by an affiliate of the General Partner by $277.84 per Unit except for any legal fees, costs and expenses Unitholders may be required to pay in connection with the Litigation. The Purchaser is making the Offer for investment purposes and with the intention of making a profit from the ownership of the Units. In establishing the purchase price of $1,600 per Unit, the Purchaser is motivated to establish the lowest price which might be acceptable to Unitholders consistent with the Purchaser's objectives. There is no public market for the Units, and neither the Unitholders nor the Purchaser has any accurate means for determining the actual present value of the Units. Although there can be no certainty as to the actual present value of the Units, the Purchaser has estimated, solely for the purposes of determining an acceptable Offer price, that the Units could have an estimated value of $1,600 per Unit. It should be noted, however, that the Purchaser has not made an independent appraisal of the Units or the Partnership's properties. Accordingly, there can be no assurance that this estimate accurately reflects an approximate value of the Units or that the actual amounts which may be realized by holders for the Units may not vary substantially from this estimate. A Unitholder may receive more value if it retains its Units until the Partnership is liquidated.

    - A tendering Unitholder will not be required to pay any expenses, except any personal income tax on the sale of tendered Units, if any, in connection with the tendering of Units to the Purchaser. The Purchaser will pay any and all other fees, commissions, charges and expenses incurred in connection with the Offer.

    - Unitholders who tender their Units will give up the opportunity to participate in any future benefits from the ownership of Units, including potential future distributions by the Partnership, and the purchase price per Unit payable to a tendering Unitholder by the Purchaser may be less than the total amount which might otherwise be received by the Unitholder with respect to the Unit over the remaining term of the Partnership.

    - The Purchaser is not affiliated with the Partnership or the General Partner. However, as a result of consummation of the Offer, the Purchaser may be in a position to significantly influence all Partnership decisions on which Unitholders may vote including, but not limited to, the removal of the General Partner, most amendments to the Partnership Agreement and the sale of all or substantially all of the Partnership assets. The Purchaser will vote the Units acquired in the Offer in its own interest, which may be different from or in conflict with the interests of the remaining Unitholders.

    The Offer will provide Unitholders with an opportunity to liquidate their investment without the usual transaction costs associated with market sales. Unitholders may have a more immediate need to use the cash now tied up in an investment in the Units and wish to sell them to the Purchaser. Unitholders who sell all of their Units will also eliminate the need to file form K-1 information with their federal tax returns for years after 1999, unless the Expiration Date of the Offer is extended.

    For further information concerning the Purchaser, see Section 12 below and
Schedule I.

ESTABLISHMENT OF THE OFFER PRICE

    The Purchaser has set the Offer Price at $1,600 per Unit, less the amount of any distributions declared or made with respect to the Units between the November 15, 1999 and the Expiration Date. In determining the Offer Price, the Purchaser analyzed a number of quantitative and qualitative factors, including:
(i) the Partnership's Annual Report on Form 10-KSB for the year ended
December 31, 1998; (ii) the Partnership's Quarterly Reports on Form 10-QSB;
(iii) prices reported from private sales of Units; and (iv) tender offer statements, solicitation/recommendation statements and beneficial ownership reports on Schedules 14D-1, 14D-9 and 13D.

    The Purchaser is offering to purchase Units which are an illiquid investment and is not offering to purchase the Partnership's underlying assets. The Purchaser has relied solely on publicly available information in making its estimate of the value of the Units. The Purchaser's estimated value of the Units was calculated solely for purposes of formulating the Offer and cannot be relied upon as representing an amount which might actually be realized upon a liquidation of the Partnership, whether now or at any time in the future.

    The Partnership currently owns two residential apartment complexes:
Plainview Apartments, a 480-unit complex in Louisville, Kentucky, and Salem Courthouse Apartments, a 388-unit complex in Indianapolis, Indiana.

    The Offer Price represents the price at which the Purchaser is willing to purchase Units. No independent person has been retained to evaluate or render any opinion with respect to the fairness of the Offer Price and no representation is made by the Purchaser or any affiliate of the Purchaser as to such fairness. Other measures of the value of the Units may be relevant to Unitholders. Unitholders are urged to consider carefully all of the information contained herein and consult with their own advisors, tax, financial or otherwise, in evaluating the terms of the Offer before deciding whether to tender Units.

    In a tender offer that will terminate on December 30, 1999, if not extended, an affiliate of the General Partner seeks to acquire a total of 874 Units for a net price to sellers equal to $1,322.16 per Unit, $277.84 per Unit less than the offer being made by the Purchaser (the "Competing Tender Offer"), except that in the Competing Tender Offer, the affiliate of the General Partner has agreed to pay the legal fees, costs and expenses of counsel for the plaintiffs to the Litigation. If you accept this Offer, you may be required to pay these amounts in connection with the Litigation. The Competing Tender Offer consists of: (i) an initial tender offer for all of the units not owned by the General Partner or its affiliates in each partnership; and (ii) a second tender offer made within 18 months of the first tender offer for those non-affiliate owned units not previously tendered (the "Second Tender Offer"). In the Competing Tender Offer, an affiliate of the General Partner has offered to purchase for cash up to $50,000,000 of units from 49 limited partnerships is approximately $480,000.000. If more than $50,000,000 of units in all such limited partnerships are tendered in the aggregate, Apartment Investment and Management Company ("AIMCO") may offer you its stock for all amounts of tendered units in excess of $50,000,000, subject to the terms and conditions contained in the Competing Tender Offer.

GENERAL BACKGROUND INFORMATION

    Certain information contained in this Offer to Purchase which relates to, or represents, statements made by the Partnership or the General Partner, has been derived from information provided in reports filed by the Partnership with the Commission and Tender Offer Documents filed with the Commission on November 15, 1999 by AIMCO Properties, L.P., an affiliate of the General Partner.

    According to publicly available information, there were 1,011.5 Units issued and outstanding held by approximately 1,355 Unitholders at December 31, 1998.

    If, prior to the Expiration Date, the Purchaser increases the consideration offered to Unitholders pursuant to the Offer, such increased consideration will be paid with respect to all Units that are purchased pursuant to the Offer, whether or not such Units were tendered prior to such increase in consideration.

    Each Unitholder must make his or her own decision based on his or her particular circumstances. Unitholders should consult with their respective advisors about the financial, tax, legal and other implications to them of accepting the Offer. UNITHOLDERS ARE URGED TO READ THIS OFFER TO PURCHASE AND THE ACCOMPANYING LETTER OF TRANSMITTAL AND THE OTHER ACCOMPANYING MATERIALS CAREFULLY BEFORE DECIDING WHETHER TO TENDER THEIR UNITS.

                                  TENDER OFFER

    SECTION 1. TERMS OF THE OFFER. Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and pay for Units validly tendered on or prior to the Expiration Date and not withdrawn in accordance with
Section 4 of this Offer to Purchase. The term "Expiration Date" shall mean
4:00 p.m., central standard time, on December 30, 1999, unless and until the Purchaser has extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as so extended by the Purchaser, shall expire.

    The Offer is conditioned on satisfaction of certain conditions. See Section 14, which sets forth in full the conditions of the Offer. The Purchaser reserves the right (but shall not be obligated), in its sole discretion and for any reason, to waive any or all of such conditions. If, by the Expiration Date, any or all of such conditions have not been satisfied or waived, the Purchaser reserves the right (but shall not be obligated) to: (i) decline to purchase any of the Units tendered, terminate the Offer and return all tendered Units to tendering Unitholders; (ii) waive all the unsatisfied conditions and, subject to complying with applicable rules and regulations of the Commission, purchase all Units validly tendered; (iii) extend the Offer and, subject to the right of Unitholders to withdraw Units until the Expiration Date, retain the Units that have been tendered during the period or periods for which the Offer is extended; or (iv) to amend the Offer.

    The Purchaser does not anticipate and has no reason to believe that any condition or event will occur that would prevent the Purchaser from purchasing tendered Units as offered herein.

    SECTION 2. PRORATION; ACCEPTANCE FOR PAYMENT AND PAYMENT FOR UNITS. The Purchaser is offering to purchase 678 Units in the Partnership. If the Purchaser were to purchase the 678 Units being offered for, it would own 67% of the outstanding Units.

    If Units are validly tendered and not properly withdrawn on or before the Expiration Date and the purchase of all such Units would result in there being less than 320 Unitholders, the Purchaser will purchase only 99% of the total number of Units so tendered by each Unitholder with adjustments rounded up or down, at the sole discretion of the Purchaser, to avoid the purchase of fractional Units, if possible.

    If more than 678 Units are validly tendered on or prior to the Expiration Date and not properly withdrawn on or prior to the Expiration Date, the Purchaser will only accept for payment, upon the terms and subject to the conditions of the Offer, and pay for an aggregate of 678 Units so tendered, pro rata according to the number of Units validly tendered and not properly withdrawn on or prior to the Expiration Date, with appropriate adjustments to avoid: (i) purchases of fractional Units; and (ii) purchases that would violate
Section 12 of the Partnership Agreement. If the number of Units validly tendered and not properly withdrawn on or prior to the Expiration Date is less than or equal to 678 Units, the Purchaser will purchase all Units as tendered and not properly withdrawn, upon the terms and subject to the conditions of the Offer.

    In the event the proration of tendered Units is required, and because of the difficulty of determining the proration results, the Purchaser may not be able to announce the final results of such proration until at least approximately seven business days after the Expiration Date. Subject to the Purchaser's obligation under Rule 14(e)-1(c) under the Exchange Act, to pay Unitholders the Purchase Price in respect of Units tendered or return those Units promptly after the termination or withdrawal of the Offer, the Purchaser does not intend to pay for any Units accepted for payment pursuant to the Offer until the final proration results are known.

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchaser will accept for payment, and will pay for, Units validly tendered and not withdrawn in accordance with Section 4, as promptly as practicable following the Expiration Date. In all cases, payment for Units purchased pursuant to the Offer will be made only after timely receipt by the Depositary of a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other documents required by the Letter of Transmittal.

    For purposes of the Offer, the Purchaser shall be deemed to have accepted for payment (and thereby purchased) tendered Units when, as and if the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Units pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Units purchased pursuant to the Offer will in all cases be made by deposit of the Offer Price with the Depositary, which will act as agent for the tendering Unitholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering Unitholders.

    Under no circumstances will interest be paid on the Offer Price by reason of any delay in making such payment.

    If any tendered Units are not purchased for any reason, the Letter of Transmittal with respect to such Units not purchased will be of no force or effect. If, for any reason whatsoever, acceptance for payment of, or payment for, any Units tendered pursuant to the Offer is delayed or the Purchaser is unable to accept for payment, purchase or pay for Units tendered pursuant to the Offer, then, without prejudice to the Purchaser's rights under Section 14 (but subject to compliance with Rule 14e-1(c) under the Exchange Act), the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Units, subject to any limitations of applicable law, and such Units may not be withdrawn except to the extent that the tendering Unitholders are entitled to withdrawal rights as described in Section 4.

    If, prior to the Expiration Date, the Purchaser shall increase the consideration offered to Unitholders pursuant to the Offer, such increased consideration shall be paid for all Units accepted for payment pursuant to the Offer, whether or not such Units were tendered prior to such increase.

    SECTION 3. PROCEDURES FOR TENDERING UNITS.

    VALID TENDER. For Units to be validly tendered pursuant to the Offer, a properly completed and duly executed Letter of Transmittal (a copy of which is enclosed with this Offer to Purchase, printed on blue paper) with any other documents required by the Letter of Transmittal must be received by the Depositary at its address on or prior to the Expiration Date. A Unitholder may tender any or all Units owned by such Unitholder.

    In order for a tendering Unitholder to participate in the Offer, Units must be validly tendered and not withdrawn prior to the Expiration Date, which is 4:00 p.m., central standard time, on December 30, 1999, or such date to which the Offer may be extended.

    The method of delivery of the Letter of Transmittal and all other required documents is at the option and risk of the tendering Unitholder and delivery will be deemed made only when actually received by the Depositary.

    BACKUP FEDERAL INCOME TAX WITHHOLDING. To prevent the possible application of 31% backup federal income tax withholding with respect to payment of the Offer Price for Units purchased pursuant to the Offer, a tendering Unitholder must provide the Depositary with such Unitholder's correct taxpayer identification number and make certain certifications that such Unitholder is not subject to backup federal income tax withholding. Each tendering Unitholder must insert in the Letter of Transmittal the Unitholder's taxpayer identification number or social security number in the space provided on the Letter of Transmittal. The Letter of Transmittal also includes a substitute Form W-9, which contains the certifications referred to above. (See the Instructions to the Letter of Transmittal.)

    FIRPTA WITHHOLDING. To prevent the withholding of federal income tax in an amount equal to 10% of the sum of the Offer Price plus the amount of Partnership liabilities allocable to each Unit tendered, each Unitholder must complete the FIRPTA Affidavit included in the Letter of Transmittal certifying such Unitholder's taxpayer identification number and address and that the Unitholder is not a foreign person. (See the Instructions to the Letter of Transmittal and "Section 6. Certain Federal Income Tax Consequences.")

    ASSIGNMENT OF INTEREST IN FUTURE DISTRIBUTIONS. By executing the Letter of Transmittal, a Unitholder will irrevocably assign to the Purchaser and its assigns all of the Unitholder's right, title and interest in and to any and all distributions made by the Partnership from any source and of any nature, including, without limitation, distributions in the ordinary course, distributions from sales of assets, distributions upon liquidation, winding-up or dissolution, payments in settlement of existing or future litigation, and all other distributions and payments from and after the expiration date of the Offer, in respect of the Units tendered by the Unitholder and accepted for payment and thereby purchased by the Purchaser. If, after the Unit is accepted for payment and purchased by the Purchaser or at any time after the date of this Offer with respect to the Litigation, the Unitholder receives any distribution from any source and of any nature, including, without limitation, distributions in the ordinary course, distributions from sales of assets, distributions upon liquidation, winding-up or dissolution, payments in settlement of existing or future litigation and all other distributions and payments, from the Partnership in respect of its Unit, it will agree to forward promptly such distribution to the Purchaser.

    OTHER REQUIREMENTS. By executing a Letter of Transmittal as set forth above, a tendering Unitholder irrevocably appoints the designees of the Purchaser as such Unitholder's proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such Unitholder's rights with respect to the Units tendered by such Unitholder and accepted for payment by the Purchaser. Such appointment will be effective when, and only to the extent that, the Purchaser accepts such Units for payment. Upon such acceptance for payment, all prior proxies given by such Unitholder with respect to such Units will, without further action, be revoked, and no subsequent proxies may be given (and if given will not be effective). The designees of the Purchaser will, with respect to such Units, be empowered to exercise all voting and other rights of such Unitholder as they in their sole discretion may deem proper at any meeting of Unitholders, by written consent or otherwise. In addition, by executing a Letter of Transmittal, a Unitholder also assigns to the Purchaser all of the Unitholder's rights to receive distributions from the Partnership with respect to Units which are accepted for payment and purchased pursuant to the Offer, other than those distributions declared or paid during the period commencing on the Offer Date and terminating on the Expiration Date.

    DETERMINATION OF VALIDITY; REJECTION OF UNITS; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Units pursuant to the procedures described above will be determined by the Purchaser, in its sole discretion, which determination shall be final and binding. The Purchaser reserves the absolute right to reject any or all tenders if not in proper form or if the acceptance of, or payment for, the Units tendered may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the right to waive any defect or irregularity in any tender with respect to any particular Units of any particular Unitholder, and the Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto) will be final and binding. Neither the Purchaser, the Depositary, nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any Units or will incur any liability for failure to give any such notification.

    A tender of Units pursuant to any of the procedures described above will constitute a binding agreement between the tendering Unitholder and the Purchaser upon the terms and subject to the conditions of the Offer, including the tendering Unitholder's representation and warranty that: (i) such Unitholder owns the Units being tendered within the meaning of Rule 14e-4 under the Exchange Act; and (ii) the tender of such Units complies with Rule 14e-4.
Rule 14e-4 requires, in general, that a tendering security holder actually be able to deliver the security subject to the tender offer, and is of concern particularly to any Unitholders who have granted options to sell or purchase the Units, hold option rights to acquire such securities, maintain "short" positions in the Units (i.e., have borrowed the Units) or have loaned the Units to a short seller. Because of the nature of limited partnership interests, the Purchaser believes it is unlikely that any option trading or short selling activity exists with respect to the Units. In any event, a Unitholder will be deemed to tender Units in compliance with Rule 14e-4 and the Offer if the holder is the record owner of the Units and the holder: (i) delivers the Units pursuant to the terms of the Offer; (ii) causes such delivery to be made; (iii) guarantees such delivery; (iv) causes a guaranty of such delivery; or (v) uses any other method permitted in the Offer (such as facsimile delivery of the Transmittal Letter).

    SECTION 4. WITHDRAWAL RIGHTS. Except as otherwise provided in this Section 4, all tenders of Units pursuant to the Offer are irrevocable, provided that Units tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment as provided in this Offer to Purchase, may also be withdrawn at any time on or after February 11, 2000.

    For withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at the address or the facsimile number set forth in the attached Letter of Transmittal. Any such notice of withdrawal must specify the name of the person who tendered the Units to be withdrawn and must be signed by the person(s) who signed the Letter of Transmittal in the same manner as the Letter of Transmittal was signed.

    If purchase of, or payment for, Units is delayed for any reason or if the Purchaser is unable to purchase or pay for Units for any reason, then, without prejudice to the Purchaser's rights under the Offer, tendered Units may be retained by the Depositary on behalf of the Purchaser and may not be withdrawn except to the extent that tendering Unitholders are entitled to withdrawal rights as set forth in this Section 4, subject to Rule 14e-1(c) under the Exchange Act, which provides that no person who makes a tender offer shall fail to pay the consideration offered or return the securities deposited by or on behalf of security holders promptly after the termination or withdrawal of the tender offer.

    All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, which determination shall be final and binding. Neither the Purchaser, the Depositary, nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification.

    Any Units properly withdrawn will be deemed not to be validly tendered for purposes of the Offer. Withdrawn Units may be re-tendered, however, by following the procedures described in Section 3 at any time prior to the Expiration Date.

    SECTION 5. EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT. The Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time: (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Units by giving oral or written notice of such extension to the Depositary; (ii) upon the occurrence or failure to occur of any of the conditions specified in Section 14, to delay the acceptance for payment of, or payment for, any Units not heretofore accepted for payment or paid for, or to terminate the Offer and not accept for payment any Units not theretofore accepted for payment or paid for, by giving oral or written notice of such termination to the Depositary; and
(iii) to amend the Offer in any respect (including, without limitation, by increasing or decreasing the consideration offered or the number of Units being sought in the Offer or both or changing the type of consideration) by giving oral or written notice of such amendment to the Depositary. Any extension, termination or amendment will be followed as promptly as practicable by public announcement, the announcement in the case of an extension to be issued no later than 9:00 a.m., central standard time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirement of Rule 14d-4(c) under the Exchange Act. Without limiting the manner in which the Purchaser may choose to make any public announcement, except as provided by applicable law (including Rule 14d-4(c) under the Exchange Act), the Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement. The Purchaser may also be required by applicable law to disseminate to Unitholders certain information concerning the extensions of the Offer and any material changes in the terms of the Offer.

    If the Purchaser extends the Offer, or if the Purchaser (whether before or after its acceptance for payment of Units) is delayed in its payment for Units or is unable to pay for Units pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Units on behalf of the Purchaser, and such Units may not be withdrawn except to the extent tendering Unitholders are entitled to withdrawal rights as described in Section 4. However, the ability of the Purchaser to delay payment for Units that the Purchaser has accepted for payment is limited by Rule 14e-1 under the Exchange Act, which requires that the Purchaser pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of the Offer.

    If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following a material change in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the change in the terms or information. With respect to a change in price or a change in percentage of securities sought (other than an increase of not more than 2% of the securities sought), however, a minimum ten business day period is generally required to allow for adequate dissemination to security holders and for investor response. As used in this Offer to Purchase, "business day" means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, central standard time.

    SECTION 6. CERTAIN FEDERAL INCOME TAX CONSEQUENCES. THE FEDERAL INCOME TAX DISCUSSION SET FORTH BELOW IS INCLUDED HEREIN FOR GENERAL INFORMATION ONLY AND DOES NOT PURPORT TO ADDRESS ALL ASPECTS OF TAXATION THAT MAY BE RELEVANT TO A PARTICULAR UNITHOLDER. For example, this discussion does not address the effect of any applicable foreign, state, local or other tax laws other than federal income tax laws. Certain Unitholders (including trusts, foreign persons, tax-exempt organizations or corporations subject to special rules, such as life insurance companies, securities dealers or S corporations) may be subject to special rules not discussed below. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), existing regulations, court decisions and Internal Revenue Service ("IRS") rulings and other pronouncements, all of which may be subject to change, perhaps with retroactive effect. EACH UNITHOLDER TENDERING UNITS SHOULD CONSULT SUCH UNITHOLDER'S OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO SUCH UNITHOLDER OF ACCEPTING THE OFFER, INCLUDING THE APPLICATION OF THE ALTERNATIVE MINIMUM TAX AND FEDERAL, FOREIGN, STATE, LOCAL AND OTHER TAX LAWS.

    The following discussion is based on the assumption that the Partnership is treated as a partnership for federal income tax purposes and is not a "publicly traded partnership" as that term is defined in the Code.

    GAIN OR LOSS. A taxable Unitholder will recognize a gain or loss on the sale of such Unitholder's Units in an amount equal to the difference between:
(i) the amount realized by such Unitholder on the sale; and (ii) such Unitholder's adjusted tax basis in the Units sold. The amount realized by a Unitholder will include the amount of cash received in exchange for the Units plus the Unitholder's share of the Partnership's liabilities, if any, allocable to the Units sold (as determined under Code Section 752 and the regulations thereunder). If the Unitholder reports a loss on the sale, such loss generally could not be currently deducted by such Unitholder except against such Unitholder's capital gains from other investments, assuming the Units were a capital asset in the Unitholder's hands. In addition, such loss would be treated as a passive activity loss. (See "Suspended Passive Activity Losses" below.)

    The adjusted tax basis of a Unitholder in the Units will depend upon individual circumstances. (See "Partnership Allocations in Year of Sale" below.) Each Unitholder who plans to tender hereunder should consult with the Unitholder's own tax advisor as to the Unitholder's adjusted tax basis in the Unitholder's Units and the resulting tax consequences of a sale.

    If any portion of the amount realized by a Unitholder is attributable to such Unitholder's share of "unrealized receivables" or "substantially appreciated inventory items" as defined in Code Section 751, a corresponding portion of such Unitholder's gain or loss will be treated as ordinary gain or loss. It is possible that the basis allocation rules of Code Section 751 may result in a Unitholder's recognizing ordinary income with respect to the portion of the Unitholder's amount realized on the sale of a Unit that is attributable to such items while recognizing a capital loss with respect to the remainder of the Unit.

    The proper federal income tax treatment of amounts received in respect of a Unitholder's claims in the Litigation is unclear. If any portion of the amount realized by a Unitholder upon a sale of a Unit pursuant to the Offer is attributable to the release of such Unitholder's claims in the Litigation, a corresponding amount of such Unitholder's amount realized may be treated as ordinary income. Moreover, such recognition of ordinary income by a Unitholder may cause such Unitholder to recognize a capital loss on the sale of such Unit (if the remaining amount realized is less than such Unitholder's adjusted tax basis in the Unit). Although the Purchaser is not specifically allocating any portion of the Offer Price to the acquisition of a Unitholder's claims in the Litigation, the absence of such an allocation will not preclude the IRS from asserting, and no assurance can be given that the IRS will not assert, that some portion of the Offer Price represents a payment by the Purchaser to acquire such claims. Each Unitholder should consult its own tax advisor regarding the tax consequences of its release or sale of its claims in the Litigation.

    A tax-exempt Unitholder (other than an organization described in Code Sections 501(c)(7) (social club), 501(c)(9) (voluntary employee benefit association), 501(c)(17) (supplementary unemployment benefit trust), or 501(c)(20) (qualified group legal services plan)) should not be required to recognize unrelated trade or business income upon the sale of its Units pursuant to the Offer, assuming that such Unitholder does not hold its Units as a "dealer" and such Units are not treated as debt-financed property.

    PARTNERSHIP ALLOCATIONS IN YEAR OF SALE. A tendering Unitholder will be allocated the Unitholder's pro rata share of the annual taxable income and losses from the Partnership with respect to the Units sold for the period through the date of sale, even though such Unitholder will assign to the Purchaser its rights to receive certain cash distributions with respect to such Units. Such allocations and any Partnership distributions for such period would affect a Unitholder's adjusted tax basis in the tendered Units and, therefore, the amount of gain or loss recognized by the Unitholder on the sale of the Units.

    POSSIBLE TAX TERMINATION. The Code provides that if 50% or more of the capital and profits interests in a partnership are sold or exchanged within a 12-month period, such partnership generally will terminate for federal income tax purposes. It is possible that the Partnership could terminate for federal income tax purposes as a result of consummation of the Offer. If so, the Partnership will be treated as having made a liquidating distribution of an undivided interest in all of its assets and liabilities to the remaining Unitholders, the partners of the Partnership after consummation of the Offer (i.e., the nontendering Unitholders and the Purchaser) would be treated as having recontributed their interests in Partnership assets to the Partnership, and the capital accounts of all partners would be restated. A Unitholder would recognize gain on the liquidating distribution only to the extent that the amount of cash deemed distributed to the Unitholder exceeded the Unitholder's basis in the Units. Depending on the Unitholders' bases in their Units and the Partnership's tax basis in its property, a tax termination could affect, perhaps adversely, the amount of depreciation deductions reported by the Partnership for the period following the date of such termination. A tax termination of the Partnership also could have an adverse effect on Unitholders whose tax year is not on a calendar year, of the inclusion of more than one year of Partnership tax items in one tax return of such Unitholders, resulting in a "bunching" of income. In addition, a tax termination could have an adverse effect on non-tendering Unitholders who subsequently dispose of their Units at a gain of requiring them to treat a greater portion of such gain as ordinary income (due to the application of Code Section 735) than would otherwise be required absent a tax termination of the Partnership.

    SUSPENDED "PASSIVE ACTIVITY LOSSES". A Unitholder who sells all of the Unitholder's Units would be able to deduct "suspended" passive activity losses from the Partnership, if any, in the year of sale free of the passive activity loss limitation. As a limited partner of the Partnership, which was engaged in real estate activities, the ability of a Unitholder, who or which is subject to the passive activity loss rules, to claim tax losses from the Partnership was limited. Upon sale of all of the Unitholder's Units, such Unitholder would be able to use any "suspended" passive activity losses first against gain, if any, on sale of the Unitholder's Units and then against income from any other source.

    FOREIGN UNITHOLDERS. Gain realized by a foreign Unitholder on a sale of a Unit pursuant to the Offer will be subject to federal income tax. Under Code
Section 1445, the transferee of a partnership interest held by a foreign person is generally required to deduct and withhold a tax equal to 10% of the amount realized on the disposition. The Purchaser will withhold 10% of the amount realized by a tendering Unitholder from the purchase price payment to be made to such Unitholder unless the Unitholder properly completes and signs the FIRPTA Affidavit included as part of the Letter of Transmittal certifying the Unitholder's TIN, that such Unitholder is not a foreign person and the Unitholder's address. Amounts withheld would be creditable against a foreign Unitholder's federal income tax liability and, if in excess thereof, a refund could be obtained from the IRS by filing a U.S. income tax return.

    SECTION 7. EFFECTS OF THE OFFER.

    LIMITATIONS ON RESALES. The Partnership Agreement restricts transfers of Units if, among other things, in the opinion of counsel to the Partnership a transfer would cause a termination of the Partnership for federal income tax purposes (which termination will occur when Units representing 50% or more of the total Partnership capital and profits are transferred within a 12-month period). Consequently, sales of Units in the secondary market and in private transactions during the 12-month period following completion of the Offer may be restricted, and the Partnership may not process any requests for recognition of transfers of Units during such 12-month period which the General Partner believes may cause a tax termination. See "Section 6. Certain Federal Income Tax Consequences" and "Section 14. Conditions of the Offer."

    EFFECT ON TRADING MARKET. The Partnership's Annual Report on Form 10-KSB for the year ended December 31, 1998 states that "[n]o public trading market has developed for the Units, and it is not anticipated that such a market will develop in the future." A reduction in the number of Unitholders may further restrict the Unitholders' ability to find purchasers for their Units on any secondary market.

    CONTROL OF UNITHOLDER VOTING DECISIONS BY PURCHASER. Subject to the terms of the Partnership Agreement, the Purchaser will have the right to vote each Unit purchased pursuant to the Offer. If the Purchaser is successful in acquiring a significant number of Units pursuant to the Offer, the Purchaser could be in a position to significantly influence Partnership decisions on which investor limited partners may vote. If all Units sought by the Purchaser are tendered and accepted for payment pursuant to the Offer, the Purchaser will own 67% of the outstanding Units. This would effectively: (i) prevent non-tendering Unitholders from taking action desired by them that the Purchaser opposes; and
(ii) enable the Purchaser to take action desired by it but opposed by non-tendering Unitholders. Under the terms of the Partnership Agreement, a majority in interest of the investor limited partners are entitled to take action with respect to a variety of matters, including: (i) removal of the General Partner; (ii) termination and dissolution of the Partnership;
(iii) sale of all or substantially all of the Partnership's properties; and
(iv) most types of amendments to the Partnership Agreement. Although the Purchaser has no current intentions with regard to any of these matters, it will vote the Units acquired pursuant to the Offer in its interest, which may not be in the best interests of the non-tendering Unitholders.

    RECOGNITION OF TAXABLE GAIN ON A SALE OF YOUR UNITS. The sale of Units for cash will be a taxable sale, with the result that a selling Unitholder will recognize taxable gain or loss measured by the difference between the amount realized on the sale and its adjusted tax basis in the Units transferred to the Purchaser. The "amount realized" with respect to a Unit transferred to the Purchaser will be equal to the sum of the amount of cash received by a selling Unitholder for the Unit sold pursuant to the Offer plus the amount of Partnership liabilities allocable to the Unit. The particular tax consequences for a selling Unitholder of the Offer will depend upon a number of factors related to each tax situation, including the tax basis in the Units transferred to the Purchaser, whether all of the Units are disposed of and whether the Unitholder has available suspended passive losses, credits or other tax items to offset any gain recognized as a result of the sale of Units. Therefore, depending on the basis in the Units and a Unitholder's tax position, the taxable gain and any tax liability resulting from a sale of Units to the Purchaser pursuant to the Offer could exceed the Offer Price. As the income tax consequences of tendering Units will not be the same for everyone, each Unitholder should consult its own tax advisor to determine the tax consequences of the Offer.

    OTHER POTENTIAL EFFECTS. The Units are registered under Section 12(g) of the Exchange Act, which requires, among other things that the Partnership furnish certain information to its Unitholders and to the Commission and comply with the Commission's proxy rules in connection with meetings of, and solicitation of consents from, Unitholders. Registration and reporting requirements could be terminated by the Partnership if the number of record holders falls below 300, or below 500 if the Partnership's total assets are below $10 million for three consecutive preceding fiscal years. The Partnership reported total assets of approximately $19 million as of its most recent fiscal year end and a total of approximately 1,355 limited partners. Because the Purchaser will not purchase Units so that there are less than 320 Unitholders (see "Section 2. Proration; Acceptance for Payment and Payment for Units"), the Purchaser does not believe that the purchase of Units pursuant to the Offer will result in the Units becoming eligible for deregistration under the Exchange Act.

    SECTION 8. BACKGROUND AND REASONS FOR THE OFFER.

    GENERAL. The Purchaser is in the business of owning, acquiring, developing, expanding and managing multi-family apartment properties as well as acquiring direct and indirect interests in apartment properties such as the properties owned by the Partnership. The Offer provides the Purchaser with an opportunity to purchase ownership interests in the Partnership while providing Unitholders with an opportunity to liquidate their current investment. The Purchaser is very familiar with the residential real estate industry, feels that the price being offered by the General Partner in its tender offer is low and wants to purchase the Units with the intention of later being able to sell them at a higher price and/or to receive any distributions made by the Partnership.

    On November 15, 1999, AIMCO Properties, L.P., an affiliate of the General Partner, commenced a tender offer for 874 Units for a net price to the Unitholders equal to $1,322.16 per Unit, $277.84 per Unit less than the offer being made by the Purchaser except for any legal fees, costs and expenses Unitholders may be required to pay in connection with the Litigation. The Competing Tender Offer is being conducted in connection with a proposed settlement, which is subject to final court approval, of class and derivative action litigation brought on behalf of the limited partners of 50 limited partnerships, including those of the Partnership. If limited partnership interests tendered for cash on a combined basis from these partnerships subject to the class and derivative action litigation exceed $50,000,000, the affiliate of the General Partner will only pay for $50,000,000 of limited partnership interests in cash on a pro rata basis, according to the value of the limited partnership interests tendered by each person, and may offer AIMCO's stock to you for all amounts of tendered units in excess of $50,000,000, subject to the terms and conditions contained in the Competing Tender Offer.

    Other tender offers have been made by the General Partner or its affiliates. Other tender offers may have been made by or are currently being made by unaffiliated third parties to acquire less than 5% of the Units in the Partnership. The Purchaser is unaware of any such mini-tender offers or the amounts offered, terms, tendering parties or number of Units involved.

    PURPOSE OF THE OFFER. The purpose of the Offer is to enable the Purchaser to acquire significant interests in the Partnership for investment purposes based on its expectation that there may be underlying value in the Partnership's properties. The Purchaser does not currently intend to change current management or the operation of the Partnership and does not have current plans for any extraordinary transaction involving the Partnership. However, these plans could change at any time in the future. If the Purchaser's plans with respect to the Partnership change in the future, the ability of the Purchaser to influence actions on which investor limited partners may have a right to vote will depend on the Unitholders' response to the Offer (i.e., the number of Units tendered). If the Purchaser acquires only a few Units pursuant to the Offer, it would not be in a position to influence matters over which investor limited partners have a right to vote. Conversely, if all the Units sought or tendered and accepted for payment pursuant to the Offer, the Purchaser will own 67% of the issued and outstanding Units and, as a result, should be in a position to exert significant control over matters on which investor limited partners have a right to vote. The purchase of the Units will allow the Purchaser to benefit from any of the following: (a) any cash distributions from Partnership operations in the ordinary course of business; (b) any distribution of net proceeds from the sale of any Partnership properties; and (c) any distributions of net proceeds from the liquidation of the Partnership.

    DETERMINATION OF OFFER PRICE. In establishing the Offer Price, the Purchaser reviewed certain publicly available information including, among other things: (i) the Partnership's Annual Report on Form 10-KSB for the year ended December 31, 1998; (ii) the Partnership's Quarterly Reports on Form 10-QSB;

(iii) prices reported from private sales of Units; and (iv) tender offer statements, solicitation/recommendation statements and beneficial ownership reports on Schedules 14D-1, 14D-9 and 13D. The Purchaser's determination of the Offer Price was based on its review and analysis of the foregoing information and the other financial information.

    VALUATION OF UNITS. The Purchaser determined the Offer Price by reviewing the analysis in the Competing Tender Offer. The Purchaser believes that the methodology used by AIMCO Properties, L.P., being an affiliate of the General Partner, in the Competing Tender Offer is reasonable but that some of the assumed variables may be too conservative. The Purchaser expresses no opinion as to the value of the Litigation. Hence the Purchaser valued the Units at $1,600 each, $277.84 more per Unit than offered by AIMCO Properties, L.P. except for any legal fees, costs and expenses Unitholders may be required to pay in connection with the Litigation.

    PRICES ON SECONDARY MARKET. Secondary market sales information is not a reliable measure of value because of the limited amount of any known trades. At present, privately negotiated sales and sales through intermediaries are the only means which may be available to a limited partner to liquidate an investment in Units (other than the Offer and the Competing Tender Offer) because the Units are not listed or traded on any exchange or quoted on NASDAQ, on the Electronic Bulletin Board, or in "pink sheets." Secondary sales activity for the Units, including privately negotiated sales, has been limited and sporadic.

    The prices in the table below are based solely on information reported by the General Partner in the Competing Tender Offer based on information provided by sellers and buyers of Units transferred in sale transactions (i.e., excluding transactions believed to result from the death of a limited partner, rollover to an IRA account, establishment of a trust, trustee to trustee transfers, termination of a benefit plan, distributions from a qualified or nonqualified plan, uniform gifts to minors, abandonment of units or similar non-sale transactions). According to the General Partner, the transfer paperwork submitted to the General Partner often did not include the requested price information or contained conflicting information as to the actual sales price. Sale prices not reported or disclosed could exceed the reported prices. Set forth in the table below are the high and low sales prices of Units for the quarterly periods from January 1, 1996 to September 30, 1998, as reported by the General Partner and in the Competing Tender Offer:

                       SALES PRICES OF PARTNERSHIP UNITS,
                       AS REPORTED BY THE GENERAL PARTNER

                                                              HIGH       LOW
                                                            --------   --------
Fiscal Year Ended December 31, 1998:
    Third Quarter.........................................  $ 3,200    $   101
    Second Quarter........................................    1,500      1,500
    First Quarter.........................................       --         --
Fiscal Year Ended December 31, 1997:
    Fourth Quarter........................................    2,596      1,900
    Third Quarter.........................................    2,650      1,900
    Second Quarter........................................    1,900      1,000
    First Quarter.........................................    1,600        920
Fiscal Year Ended December 31, 1996:
    Fourth Quarter........................................    2,020        650
    Third Quarter.........................................       --         --
    Second Quarter........................................       --         --
    First Quarter.........................................       --         --

    Set forth below are the high and low sale prices of Units for the years ended December 31, 1997 and 1998 and for the first seven months of 1999, as reported by The Partnership Spectrum, which is an independent, third-party source and presented in the Competing Tender Offer. The gross sales prices reported by The Partnership Spectrum do not necessarily reflect the net sales proceeds received by sellers of Units, which typically are reduced by commissions and other secondary market transaction costs to amounts less than the reported price. The Partnership Spectrum represents only one source of secondary sales information, and other services may contain prices for the Units that equal or exceed sales prices reported in The Partnership Spectrum. The Purchaser does not know whether the information compiled by The Partnership Spectrum and presented in the Competing Tender Offer is accurate or complete.

                       SALES PRICES OF PARTNERSHIP UNITS,
                    AS REPORTED BY THE PARTNERSHIP SPECTRUM

                                                              HIGH       LOW
                                                            --------   --------
Fiscal Year Ending December 31, 1999--First Seven
  Months..................................................  $ 2,805    $ 2,400
Fiscal Year Ended December 31, 1998.......................    3,200      2,326
Fiscal Year Ended December 31, 1997.......................    2,650      2,650

    Set forth in the table below are the high and low sales prices of Units for the year ended December 31, 1998 and the nine months ended September 30, 1999, as reported by the American Partnership Board, which is an independent, third-party source and presented in the Competing Tender Offer. The gross sales prices reported by American Partnership Board do not necessarily reflect the net sales proceeds received by sellers of Units, which typically are reduced by commissions and other secondary market transaction costs to amounts less than the reported prices. The American Partnership Board represents one source of secondary sales information, and the other services may contain prices for Units that equal or exceed sales prices reported by the American Partnership Board. The Purchaser does not know whether the information compiled by the American Partnership Board and presented in the Competing Tender Offer is accurate or complete.

                       SALES PRICES OF PARTNERSHIP UNITS,
                 AS REPORTED BY THE AMERICAN PARTNERSHIP BOARD

                                                              HIGH       LOW
                                                            --------   --------
Nine Months ended September 30, 1999......................  $ 2,805    $ 2,501
Fiscal Year Ended December 31, 1998.......................    2,750      2,010

    ESTIMATED LIQUIDATION PROCEEDS. Liquidation value is a measure of the price at which the assets of the Partnership would sell if disposed of in an arm's-length transaction between a willing buyer and the Partnership, each having access to relevant information regarding the historical revenues and expenses of the business. The General Partner estimated the liquidation value of the Units using the same direct capitalization method and assumptions as undertaken by AIMCO Properties, L.P. in valuing the Units for the Competing Tender Offer. The liquidation analysis assumed that the Partnership's properties were sold to an independent, third-party buyer at the current property value and that other balance sheet assets (excluding amortizing assets) and liabilities of the Partnership are sold at their book value, and that the net proceeds of sale are allocated to the limited partners in accordance with the Partnership Agreement.

    The liquidation analysis assumed that the assets of the Partnership were sold in a single transaction. Should the assets have been liquidated over time, even at prices equal to those projected, distributions to the limited partners from cash flow from operations might be reduced because the Partnership's fixed costs, such as general and administrative expenses, are not proportionally reduced with the liquidation of assets. However, for simplification purposes, the Competing Tender Offer assumed that the sale of the assets occurred concurrently. The liquidation analysis assumed that the assets are disposed of in an orderly manner and were not sold in forced or distressed sales where sellers might be expected to dispose of their interests at substantial discounts to their actual fair market value.

    SECTION 9. FUTURE PLANS. The Purchaser currently intends that, upon consummation of the Offer, the Partnership will continue its business and operations substantially as they are currently being conducted. The Offer is not expected to have any effect on Partnership operations.

    Although the Purchaser has no present intention to do so, it may acquire additional Units or sell Units after completion or termination of the Offer. Any acquisition may be made through private purchases, through one or more future tender or exchange offers, by merger, consolidation or by any other means deemed advisable. Any acquisition may be at a price higher or lower than the price to be paid for the Units purchased pursuant to the Offer, and may be for cash, shares of beneficial interest in the Purchaser or other consideration. The Purchaser also may consider selling some or all of the Units it acquires pursuant to the Offer to persons not yet determined, which may include its affiliates. The Purchaser may also attempt to buy the Partnership's property, although it has no present intention to do so. There can be no assurance, however, that the Purchaser will initiate or complete, or will cause the Partnership to initiate or complete, any subsequent transaction during any specific time period following the expiration of the Offer or at all.

    Except as set forth herein, the Purchaser does not have any present plans or proposals which relate to or would result in an extraordinary transaction, such as a merger, reorganization or liquidation, involving the Partnership or any of the Partnership's subsidiaries; a sale or transfer of a material amount of the Partnership's assets (or assets of the Partnership's subsidiaries); any changes in composition of the Partnership's senior management or personnel or their compensation; any changes in the Partnership's present capitalization or distribution policy; or any other material changes in the Partnership's structure or business. See "Section 7. Effects of the Offer--Control of Unitholder Voting Decisions by Purchaser" for Purchaser's ability to control the Partnership.

    SECTION 10. THE BUSINESS OF THE PARTNERSHIP. Davidson Diversified Real Estate III, L.P. was organized on July 8, 1985, under the laws of the State of Delaware. Its primary business is real estate ownership and related operations. It was formed for the purpose of making investments in various types of real properties which offer potential capital appreciation and cash distributions to its limited partners.

    The Partnership's currently owns two residential apartment complexes:
Plainview Apartments, a 480-unit complex in Louisville, Kentucky, and Salem Courthouse Apartments, a 388-unit complex in Indianapolis, Indiana.

    The managing General Partner of the Partnership is Davidson Diversified Properties, Inc., which is a wholly owned subsidiary of Apartment Investment and Management Company ("AIMCO"). A wholly-owned subsidiary of AIMCO serves as manager of the properties owned by the Partnership. According to the terms of the Competing Tender Offer, as of October 26, 1999, there were 1,011.5 Units issued and outstanding, which were held of record by 1,180 limited partners. The Partnership's principal executive offices are located at Colorado Center, Tower Two, 2000 South Colorado Boulevard, Suite 2-1000, Denver, Colorado 80222, and its telephone number at that address is (303) 757-8101.

    For additional information about the Partnership, please refer to the annual and quarterly reports prepared by it which were previously sent to Unitholders, particularly Item 2 of the Annual Report on Form 10-KSB, which contains detailed information regarding the properties owned, including mortgages, rental rates and taxes.

    BENEFICIAL OWNERSHIP OF INTERESTS IN THE PARTNERSHIP. The Purchaser: (i) does not beneficially own or have a right to acquire any Units; (ii) has not effected any transactions in the Units in the past 60 days; or (iii) does not have any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Partnership, including, but not limited to, contracts, arrangements, understandings or relationships concerning transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies.

    Information included herein concerning the Partnership is derived from the Partnership's publicly-filed reports and as reported in the Competing Tender Offer.

    SECTION 11. CONFLICTS OF INTEREST.

    CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER. The Purchaser desires to purchase Units at a low price and Unitholders desire to sell units at a high price. Such conflicts of interest in connection with the Offer and the operation of the Purchaser differ from those conflicts of interest that currently exist for the Partnership. UNITHOLDERS ARE URGED TO READ THIS OFFER TO PURCHASE AND ANY SCHEDULE 14D-9 FILED BY THE GENERAL PARTNER AND THE RELATED MATERIALS CAREFULLY AND IN THEIR ENTIRETY BEFORE DECIDING WHETHER TO TENDER THEIR UNITS.

    COMPETITION AMONG PROPERTIES. Because the Purchaser and the Partnership both invest in apartment properties, these properties may compete with one another for tenants. Furthermore, the Purchaser owns and may acquire additional properties in general market areas where the Partnership properties are located.

    FUTURE OFFERS. Although the Purchaser has no current plans to conduct future tender offers for the Units, these plans may change based on future circumstances. Any such future offers that the Purchaser might make could be for consideration that is more or less than the consideration currently being offered.

    SECTION 12. CERTAIN INFORMATION CONCERNING THE PURCHASER. The Purchaser is ERP OPERATING LIMITED PARTNERSHIP. For information concerning the Purchaser and the respective principals of its general partner, Equity Residential Properties Trust, please refer to Schedule I attached hereto. The principal business of the Purchaser is the ownership, acquisition, development, expansion and management of multi-family properties. The principal business address of the Purchaser is Two North Riverside Plaza, Chicago, Illinois 60606.

    The Purchaser has available sufficient amounts of liquid capital necessary to fund the acquisition of all Units subject to the Offer, the expenses to be incurred in connection with the Offer, and all other anticipated costs of the Purchaser.

    Except as otherwise set forth herein: (i) neither the Purchaser nor, to the best knowledge of the Purchaser, the persons listed on Schedule I nor any affiliate of the Purchaser beneficially owns or has a right to acquire any Units; (ii) neither the Purchaser nor, to the best knowledge of the Purchaser, the persons listed on Schedule I nor any affiliate of the Purchaser, or any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Units within the past 60 days; (iii) neither the Purchaser nor, to the best knowledge of the Purchaser, the persons listed on
Schedule I nor any affiliate of the Purchaser has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Partnership, including but not limited to, contracts, arrangements, understandings or relationships concerning the transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations; (iv) there have been no transactions or business relationships which would be required to be disclosed under the rules and regulations of the Commission between any of the Purchaser or, to the best knowledge of the Purchaser, the persons listed on Schedule I, or any affiliate of the Purchaser on the one hand, and the Partnership or its affiliates, on the other hand; and (v) there have been no contracts, negotiations or transactions between the Purchaser, or to the best knowledge of the Purchaser any affiliate of the Purchaser on the one hand, the persons listed on Schedule I, and the Partnership or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

    The Purchaser is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Such reports and other information are available on the Commission's electronic data gathering and retrieval (EDGAR) system, at its internet web site at
HTTP://WWW.SEC.GOV, and may be inspected at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and are available for inspection and copying at the regional offices of the Commission located in Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Room of the Commission in Washington, D.C. at prescribed rates.

    SECTION 13. SOURCE OF FUNDS. The Purchaser expects that approximately $1,084,800 would be required to purchase 678 Units, if tendered, and an additional $125,000 may be required to pay related fees and expenses. The Purchaser anticipates funding all of the purchase price and related expenses through its existing liquid capital reserves.

    SECTION 14. CONDITIONS OF THE OFFER. Notwithstanding any other term of the Offer, the Purchaser shall not be required to accept for payment or to pay for any Units tendered if all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, necessary for the consummation of the transactions contemplated by the Offer shall not have been filed, occurred or been obtained on or before the Expiration Date.

    The Purchaser shall not be required to accept for payment or pay for any Units not theretofore accepted for payment or paid for and may terminate or amend the Offer as to such Units if, at any time on or after the date of the Offer and before the Expiration Date, any of the following conditions exists:

        (a) a preliminary or permanent injunction or other order of any federal or state court, government or governmental authority or agency shall have been issued and shall remain in effect which: (i) makes illegal, delays or otherwise directly or indirectly restrains or prohibits the making of the Offer or the acceptance for payment of or payment for any Units by the Purchaser; (ii) imposes or confirms limitations on the ability of the Purchaser effectively to exercise full rights of ownership of any Units, including, without limitation, the right to vote any Units acquired by the Purchaser pursuant to the Offer or otherwise on all matters properly presented to the Unitholders; (iii) requires divestiture by the Purchaser of any Units; (iv) causes any material diminution of the benefits to be derived by the Purchaser as a result of the transactions contemplated by the Offer; or (v) might materially adversely affect the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Purchaser or the Partnership;

        (b) there shall be any action taken, or any statute, rule, regulation or order proposed, enacted, enforced, promulgated, issued or deemed applicable to the Offer by any federal or state court, government or governmental authority or agency, other than the application of the waiting period provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which might, directly or indirectly, result in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

        (c) any change or development shall have occurred or been threatened since the date hereof, in the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Partnership, which, in the reasonable judgment of the Purchaser, is or may be materially adverse to the Partnership, or the Purchaser shall have become aware of any fact that, in the reasonable judgment of the Purchaser, does or may have a material adverse effect on the value of the Units;

        (d) there shall have occurred: (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States; (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States; (iii) any limitation by any governmental authority on, or other event which might affect, the extension of credit by lending institutions or result in any imposition of currency controls in the United States; (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States; (v) a material change in United States or other currency exchange rates or a suspension of a limitation on the markets thereof; or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

        (e) it shall have been publicly disclosed or the Purchaser shall have otherwise learned that: (i) more than 50% of the outstanding Units have been or are proposed to be acquired by another person (including a "group" within the meaning of Section 13(d)(3) of the Exchange Act); or (ii) any person or group that prior to such date had filed a Statement with the Commission pursuant to Sections 13(d) or (g) of the Exchange Act has increased or proposes to increase the number of Units beneficially owned by such person or group as disclosed in such Statement by 2% or more of the outstanding Units; or

        (f) the court in the Litigation shall fail to approve the assignment of each Unitholder's rights and claims, if any, in the Litigation to the Purchaser.

    The foregoing conditions are for the sole benefit of the Purchaser and may be asserted by the Purchaser regardless of the circumstances giving rise to such conditions or may be waived by the Purchaser in whole or in part at any time and from time to time in its sole discretion. Any termination by the Purchaser concerning the events described above will be final and binding upon all parties.

    SECTION 15. CERTAIN LEGAL MATTERS.

    GENERAL. Except as set forth in this Section 15, the Purchaser is not aware of any filings, approvals or other actions by any domestic or foreign governmental or administrative agency that would be required prior to the acquisition of Units by the Purchaser pursuant to the Offer. Should any such approval or other action be required, it is the Purchaser's present intention that such additional approval or action would be sought. While there is no present intent to delay the purchase of Units tendered pursuant to the Offer pending receipt of any such additional approval or the taking of any such action, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the Partnership's business, or that certain parts of the Partnership's business might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or action, any of which could cause the Purchaser to elect to terminate the Offer without purchasing Units thereunder. The Purchaser's obligation to purchase and pay for Units is subject to certain conditions, including conditions related to the legal matters discussed in this Section 15.

    ANTITRUST. The Purchaser does not believe that the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is applicable to the acquisition of Units pursuant to the Offer.

    MARGIN REQUIREMENTS. The Units are not "margin securities" under the regulations of the Board of Governors of the Federal Reserve System and, accordingly, such regulations are not applicable to the Offer.

    STATE TAKEOVER LAWS. A number of states have adopted anti-takeover laws which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, security holders, principal executive offices or principal places of business therein. These laws are directed at the acquisition of corporations and not partnerships. The Purchaser, therefore, does not believe that any anti-takeover laws apply to the transactions contemplated by the Offer.

    Although the Purchaser has not attempted to comply with any state anti-takeover statutes in connection with the Offer, the Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer and nothing in this Offer nor any action taken in connection herewith is intended as a waiver of such right. If any state anti-takeover statute is applicable to the Offer, the Purchaser might be unable to accept for payment or purchase Units tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, the Purchaser may not be obligated to accept for purchase or pay for any Units tendered.

    THE LITIGATION. On March 24, 1998, certain persons claiming to own limited partner interests in certain of the limited partnerships for which subsidiaries of AIMCO Properties, L.P. act as general partner (including the Partnership) filed the purported class and derivative action against Insignia Financial Group, Inc., AIMCO, the general partners of the partnerships, certain persons and entities who purportedly formerly controlled the general partners and additional entities affiliated with and individuals who are officers, directors and/or principals of several of the defendants. The complaint contains allegations that, among other things: (i) the defendants breached fiduciary duties owed to the plaintiffs, or aided and abetted in those purported breaches, by selling or agreeing to sell their "fiduciary positions" as stockholders, officers and directors of the general partners for a profit and retaining said profit rather than distributing it to the plaintiffs; (ii) the defendants breached fiduciary duties, or aided and abetted in those purported breaches, by mismanaging the partnerships and misappropriating assets of the partnerships by
(a) manipulating the operations of the partnerships to depress the trading price of limited partnership units of the partnerships, (b) coercing and fraudulently inducing unitholders to sell units to certain of the defendants at depressed prices, and (c) using the voting control obtained by purchasing units at depressed prices to entrench certain of the defendants' positions of control over the partnerships; and (iii) the defendants breached their fiduciary duties to the plaintiffs by (a) selling assets of the partnerships, such as mailing lists of unitholders, and (b) causing the general partners to enter into exclusive arrangements with their affiliates to sell goods and services to the general partners, the unitholders and tenants of properties owned by the partnerships. The complaint also alleges that the foregoing allegations constitute violations of various California securities, corporate and partnership statutes, as well as conversion and common law fraud. The complaint seeks unspecified compensatory and punitive damages, an injunction blocking the sale of control of the general partners and a court order directing the defendants to discharge their fiduciary duties to the plaintiffs. On June 25, 1998, the defendants filed motions seeking dismissal of the action. In lieu of responding to the motion, plaintiffs filed an amended complaint. On October 14, 1998, the AIMCO and Insignia defendants filed demurrers to the amended compliant. The demurrers (which are requests to dismiss the action as a matter of law) were heard on February 8, 1999, but no decision has been reached by the court.

    Pending decision on defendants' motions, the parties began arm's-length negotiations relating to a potential settlement of the Litigation. The parties reached agreement upon the principal terms of the settlement by executing a Memorandum of Understanding on October 22, 1999. On November 1, 1999, the parties executed a Stipulation of Settlement setting forth the terms of the settlement. The settlement provides the basis for the terms contained in the Competing Tender Offer. A hearing to approve the settlement has been scheduled for December 10, 1999 in the Superior Court of the State of California, County of San Mateo. The Purchaser cannot presently anticipate the outcome of such hearing or its effect of the proposed settlement.

    SECTION 16. FEES AND EXPENSES. Except as set forth in this Section 16, the Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of units pursuant to the Offer. The Purchaser has retained the MMS Escrow and Transfer Agency, Inc. to act as Depositary in connection with the Offer. The Purchaser will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws. The Purchaser will also pay all costs and expenses of printing, publication and mailing of the Offer and all costs of transfer.

    SECTION 17. DISSENTERS' RIGHTS. Neither the Partnership Agreement nor applicable law provides any right for a Unitholder to have its Units appraised or redeemed in connection with, or as a result of, the Offer. Each Unitholder has the opportunity to make an individual decision on whether or not to tender its Units in the Offer.

    SECTION 18. MISCELLANEOUS. THE OFFER IS NOT BEING MADE TO (NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF) UNITHOLDERS IN ANY JURISDICTION IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION. THE PURCHASER IS NOT AWARE OF ANY JURISDICTION WITHIN THE UNITED STATES IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE THEREOF WOULD BE ILLEGAL.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

December 2, 1999

ERP OPERATING LIMITED PARTNERSHIP

                       SCHEDULE I--THE PURCHASER AND THE
                  RESPECTIVE PRINCIPALS OF ITS GENERAL PARTNER

    The following table and biographies provide certain information with respect to the trustees and executive officers of the Purchaser's general partner, Equity Residential Properties Trust (the "Trust"), as of November 30, 1999.

NAME                                          AGE      POSITION
----                                        --------   --------
Samuel Zell...............................     57      Chairman of the Board of Trustees (term
                                                         expires in 2002)

Douglas Crocker II........................     59      President, Chief Executive Officer and
                                                       Trustee (term expires in 2001)

John W. Alexander.........................     52      Trustee (term expires in 2000)

Stephen O. Evans..........................     54      Executive Vice President--Strategic
                                                         Investments and Trustee (term expires in
                                                         2002)

Henry H. Goldberg.........................     61      Trustee (term expires in 2002)

Errol R. Halperin.........................     58      Trustee (term expires in 2000)

James D. Harper, Jr.......................     65      Trustee (term expires in 2001)

Boone A. Knox.............................     62      Trustee (term expires in 2002)

Edward Lowenthal..........................     54      Trustee (term expires in 2000)

Jeffrey H. Lynford........................     51      Trustee (term expires in 2000)

Sheli Z. Rosenberg........................     57      Trustee (term expires in 2001)

Gerald A. Spector.........................     52      Executive Vice President, Chief Operating
                                                         Officer and Trustee (term expires in
                                                         2001)

Michael N. Thompson.......................     50      Trustee (term expires in 2001)

B. Joseph White...........................     52      Trustee (term expires in 2000)

Alan W. George............................     41      Executive Vice President--Acquisitions

Edward J. Geraghty........................     49      Executive Vice President--Development and
                                                         President--Eastern Property Division

Michael J. McHugh.........................     43      Executive Vice President, Chief Accounting
                                                         Officer and Treasurer

David J. Neithercut.......................     43      Executive Vice President and Chief
                                                       Financial Officer

Gregory H. Smith..........................     48      Executive Vice President and President--
                                                         Central Property Division

Leslie B. Fox.............................     41      Executive Vice President and President--
                                                         Lexford Division

Bruce C. Strohm...........................     44      Executive Vice President, General Counsel
                                                       and Secretary

Frederick C. Tuomi........................     44      Executive Vice President and President--
                                                         Western Property Division

    The following is a biographical summary of the experience of the trustees and executive officers of the Trust.

    Samuel Zell has been Chairman of the Board of the Trust since March 1993. Since January 1999, Mr. Zell has been chairman of Equity Group Investments, LLC, an investment company ("EGI LLC"). For more than five years prior to 1999, Mr. Zell had been chairman of the board of directors of Equity Group Investments, Inc., an owner, manager and financier of real estate and corporations ("EGI"). He is also chairman of the board of directors of Jacor Communications, Inc., an owner and operator of radio stations ("Jacor"), American Classic Voyages Co., an owner and operator of cruise lines, Anixter International Inc., a provider of integrated network and cabling systems ("Anixter"), Manufactured Home Communities, Inc., a real estate investment trust ("REIT") specializing in the ownership and management of manufactured home communities ("MHC"), Chart House Enterprises, Inc., an owner and operator of restaurants, and Capital Trust, Inc., a specialized finance company ("Capital Trust"). Mr. Zell is chairman of the board of trustees of Equity Office Properties Trust, a REIT specializing in the ownership and management of office buildings ("EOP"). He is a director of Fred Meyer, Inc., an owner and operator of supermarkets, Davel Communications, Inc., an operator of public payphones, and Ramco Energy plc, an independent oil company based in the United Kingdom.

    Douglas Crocker II has been Chief Executive Officer, President and a Trustee of the Trust since March 1993. Mr. Crocker has been a director of Wellsford Real Properties, Inc. ("WRP"), a publicly traded real estate merchant banking firm since its formation in June 1997, Ventas, Inc., a real estate company focusing on the ownership and acquisition of health care properties, since
November 1998, and was a director of Horizon Group Inc., an owner, developer and operator of outlet retail properties from July 1996 to June 1998. Mr. Crocker has been president and chief executive officer of First Capital Financial Corporation, a sponsor of public limited real estate partnerships ("First Capital"), since December 1992, and a director of First Capital since
January 1993. He was an executive vice president of Equity Financial and Management Company ("EF&M"), a subsidiary of EGI, providing strategic direction and services for EGI's real estate and corporate activities from November 1992 until March 1997. Mr. Crocker chairs and serves on boards or committees of various multi-family housing associations, including the National Multi-Housing Council and the Multifamily Council of the Urban Land Institute, and is a member of the Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT").

    John W. Alexander has been a Trustee of the Trust since May 1993 and is the president of Mallard Creek Capital Partners, Inc., an investment company with interests in real estate and development entities. He is also a partner of Meringoff Equities, a real estate investment and development company, and a director of Jacor.

    Stephen O. Evans has been Executive Vice President--Strategic Investments and a Trustee of the Trust since December 23, 1997, the date of the merger of Evans Withycombe Residential, Inc. ("Evans"), a multifamily property REIT, into the Purchaser ("Evans Merger"). Prior to the Evans Merger, Mr. Evans served as the chairman of the board and chief executive officer of Evans since its formation in May 1994. Mr. Evans founded Evans Withycombe, Inc., the predecessor of Evans, in 1977 and served as its chairman of the board and chief executive officer from 1977 to 1994. Mr. Evans is a member of NAREIT, Lambda Alpha, a national land economic fraternity, and the Urban Land Institute.

    Henry H. Goldberg has been a Trustee of the Trust since January 1995.
Mr. Goldberg is chairman of the board, chief executive officer and founder of The Artery Group, L.L.C., a diversified real estate company.

    Errol R. Halperin has been a Trustee of the Trust since May 1993.
Mr. Halperin has been an attorney at the law firm of Rudnick & Wolfe since 1979, serving as a senior partner and a member of the firm's policy committee since 1981, and a director of Elkay Manufacturing Company, a manufacturer of stainless steel sinks, faucets, water coolers and cabinets, since 1980. Mr. Halperin specializes in federal income tax counseling and real estate and corporate transactions.

    James D. Harper, Jr. has been a Trustee of the Trust since May 1993.
Mr. Harper is the president of JDH Realty Co., a real estate development and investment company, and is the principal partner in AH Development, S.E. and AH HA Investments, S.E., special limited partnerships formed to develop over 400 acres of land in Puerto Rico. He is a trustee of EOP and a director of Burnham Pacific Properties Inc., a REIT that owns, develops and manages commercial real estate properties in California, and American Health Properties, Inc., a REIT specializing in health care facilities. Mr. Harper is also a trustee of the Urban Land Institute.

    Boone A. Knox has been a Trustee of the Trust since October 19, 1998, the date of the merger of Merry Land & Investment Company, Inc. ("Merry Land"), a multifamily property REIT, into the Purchaser ("Merry Land Merger"). Mr. Knox has been a director of Merry Land Properties, Inc. ("MRYP"), a publicly traded diversified real estate company, since its formation as part of the Merry Land Merger. Prior to the Merry Land Merger, Mr. Knox had been chairman of the board of Merry Land since December 1996. Mr. Knox has served as chairman of the board of directors of Regions Bank, Central Georgia since January 1997, and has been a director of Cousins Properties Incorporated, a REIT specializing in the ownership, development and management of retail and office buildings, since 1969, and The InterCept Group, Inc., a data processing company for community banks, since February 1998.

    Edward Lowenthal has been a Trustee of the Trust since June 1997, shortly after the merger of Wellsford Residential Property Trust ("Wellsford"), a multifamily property REIT, and the Purchaser on May 30, 1997 ("Wellsford Merger"). Mr. Lowenthal has been the president, chief executive officer and a director of WRP since its formation in January 1997, and had been the president and chief executive officer and a trustee of Wellsford since its formation in July 1992 until the Wellsford Merger. Mr. Lowenthal is a director of Corporate Renaissance Group, Inc., a mutual fund, Omega Healthcare, Inc., a healthcare REIT, Omega Worldwide, Inc., a health care finance company, and Great Lakes REIT, Inc., an office building REIT. He is also a member of the Board of Governors of NAREIT and a member of the New York bar.

    Jeffrey H. Lynford has been a Trustee of the Trust since June 1997, shortly after the Wellsford Merger. Mr. Lynford has been the chairman of the board and secretary of WRP since its formation in January 1997, and had been the chairman of the board and secretary of Wellsford since its formation in July 1992 until the Wellsford Merger, and the chief financial officer of Wellsford from July 1992 until December 1994. Mr. Lynford currently serves as a trustee emeritus of the National Trust for Historic Preservation and as a director of five mutual funds: Cohen & Steers Equity Income Fund, Inc., Cohen & Steers Realty Income Fund, Inc., Cohen & Steers Realty Shares, Inc., Cohen & Steers Special Equity Fund, Inc. and Cohen & Steers Total Return Realty Fund, Inc. He is also a member of the New York bar.

    Sheli Z. Rosenberg has been a Trustee of the Trust since March 1993.
Ms. Rosenberg has been chief executive officer and president of EGI LLC since January 1999. From November 1994 until 1999, Ms. Rosenberg had been chief executive officer, president and a director of EGI. Ms. Rosenberg had been a principal of the law firm of Rosenberg & Liebentritt, P.C. ("R&L") from 1980 to 1997. Ms. Rosenberg is a trustee of EOP and is a director of Capital Trust, Jacor, MHC, Anixter, CVS Corporation, a drugstore chain, Illinois Power Co., a supplier of electricity and natural gas in Illinois, and its parent holding company, Illinova Corp.

    Gerald A. Spector has been a Trustee and Executive Vice President of the Trust since March 1993 and Chief Operating Officer of the Trust since February 1995. Mr. Spector was Treasurer of the Trust from March 1993 through February 1995. From January 1973 until January 1996, Mr. Spector was an officer of EF&M, most recently serving as vice president from November 1994 through January 1996. From September 1990 through November 1994, Mr. Spector was executive vice president and chief operating

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officer of EF&M. Mr. Spector was executive vice president and chief operating officer of EGI from January 1991 through January 1994.

    Michael N. Thompson has been a Trustee of the Trust since October 19, 1998, the date of the Merry Land Merger. Mr. Thompson has been president, chief operating officer and a director of MRYP since its formation as part of the Merry Land Merger. Prior to the Merry Land Merger, Mr. Thompson served as executive vice president and chief operating officer of Merry Land since December 1996, and as a vice president of Merry Land from August 1992 until December 1996.

    B. Joseph White has been a Trustee of the Trust since May 1993. Mr. White has been a professor at the University of Michigan Business School since 1987 and has served as the dean since 1991. Mr. White is a director of Kelly Services, Inc., a temporary services firm, Gordon Food Service, Inc., a midwestern food distribution company, the Cummins Engine Foundation, the philanthropic arm of Cummins Engine Co., a diesel engine manufacturer, and several mutual funds managed by Alger Management, Inc., including the Alger Fund, Alger American Fund, Alger Retirement Fund, Spectra Fund, and Castle Convertible Fund.

    Alan W. George has been Executive Vice President--Acquisitions of the Trust since February 1997, Senior Vice President--Acquisitions of the Trust from December 1995 until February 1997 and Vice President Acquisitions and asset manager of the Purchaser from August 1993 until December 1995.

    Edward J. Geraghty has been Executive Vice President--Development of the Trust since March 1998 and President--Eastern Property Division since April 1999. Mr. Geraghty was a managing director--real estate of The Travelers Investment Group, Inc. from June 1995 to March 1998. Mr. Geraghty was an officer of The Travelers Realty Investment Company, a subsidiary of The Travelers Insurance Company, from July 1989 to January 1995, most recently serving as an executive vice president from December 1992 to June 1995.

    Michael J. McHugh has been an Executive Vice President of the Trust since January 1998, and Chief Accounting Officer and Treasurer of the Trust since February 1995. Mr. McHugh was Senior Vice President of the Trust from February 1995 until January 1998. From May 1990 until January 1995, Mr. McHugh was a senior vice president and chief financial officer of First Capital.

    David J. Neithercut has been Executive Vice President and Chief Financial Officer of the Trust since February 1995. Mr. Neithercut had been Vice President--Financing of the Trust from September 1993 until February 1995.
Mr. Neithercut was a senior vice president--finance of EGI from January 1995 until February 1995, and a vice president--finance of Equity Asset
Management, Inc., a subsidiary of EGI providing real estate ownership services, from October 1990 until December 1994.

    Gregory H. Smith has been Executive Vice President of the Trust since December 1994 and President--Central Property Division since April 1999.
Mr. Smith was a senior vice president of Strategic Realty Advisors, Inc., a real estate and advisory company, from January 1994 until December 1994. Mr. Smith was employed at VMS Realty Partners, a sponsor of public and private real estate limited partnerships, from June 1989 until December 1993, most recently serving as first vice president.

    Leslie B. Fox has been Executive Vice President of the Trust and President--Lexford Division since October 1999. Ms. Fox was Executive Vice President and Chief Operating Officer of Lexford Residential Trust from
December 1997 to October 1999. Ms. Fox was Executive Vice President--Investment Management of Lexford Residential Trust from June 1997 to December 1997.
Ms. Fox was President and Chief Operating Officer of Asset Investors Corporation and Commercial Assets, Incorporated, two real estate investment trusts from October 1996 to May 1997.

    Bruce C. Strohm has been Executive Vice President and General Counsel of the Trust since March 1995 and Secretary of the Trust since November 1995.
Mr. Strohm was a Vice President of the Trust from March 1993 through March 1995 and an Assistant Secretary of the Trust from March 1995 through

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November 1995. Mr. Strohm was a vice president of R&L from January 1988 to
March 1995, most recently serving as a member of the firm's management committee.

    Frederick C. Tuomi has been Executive Vice President of the Trust since January 1994 and President--Western Property Division since April 1999.
Mr. Tuomi had been president of RAM Partners, Inc., a subsidiary of Post Properties, Inc., a multifamily property REIT, from March 1991 to January 1994.

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